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--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
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

                                                                    News Release
                                              [Willamette Industries, Inc. Logo]


FOR IMMEDIATE RELEASE

May 9, 2001

CONTACT:  Greg Hawley              Cathy Dunn              Paul Verbinnen/David Reno/
          EVP & CFO                VP Communications       Jim Barron
          Willamette Industries    Willamette Industries   Citigate Sard Verbinnen
          503-273-5640             503-273-5642            212-687-8080


              WILLAMETTE REJECTS WEYERHAEUSER'S $50 PER SHARE OFFER

                       Sends Letter To Weyerhaeuser Board

                               -------------------

         PORTLAND, ORE. - May 9, 2001 - Willamette Industries (NYSE:WLL) today announced that its Board of Directors has unanimously voted to reject Weyerhaeuser Company's (NYSE:WY) revised $50 per share offer as inadequate and not in the best interests of Willamette shareholders. The Board is strongly recommending that shareholders not tender their shares and withdraw any shares that they may have previously tendered.

         Willamette also announced that its Board sent the following letter to Weyerhaeuser's Board informing them of its unanimous recommendation:

May 9, 2001

Dear Weyerhaeuser Board Member:

         After careful consideration, the Board of Willamette Industries has unanimously rejected your amended offer to acquire Willamette for $50 per share, and has recommended that shareholders not tender their shares and withdraw any shares they may have previously tendered.

         As we have said many times, we will not negotiate at what we regard as bargain basement prices and it is not our strategy to sell the company. Put simply, we have concluded that your latest offer does not come close to accurately reflecting the significant value inherent in what we believe is the premier franchise in the forest products industry.

         Our amended 14D-9, filed today with the Securities and Exchange Commission, details the factors the Board considered in rejecting your offer, but we feel we must address directly some of the rhetoric contained in your recent letters.

o Your comparison of your latest offer with our share price in November 2000 is disingenuous. Since November 10, the composite of paper and forest products company stocks (the "Industry Composite"(1)), which we believe most accurately reflects our business mix, has appreciated by 28% and Weyerhaeuser has risen 33%. Since that time, Willamette has outperformed both the Industry Composite and Weyerhaeuser on most key financial metrics. The strong performance of industry stock prices since November vindicates our decision to reject your unsolicited offer at that time and again today.

     If Willamette were to have simply tracked Weyerhaeuser's stock price increase since November, we believe Willamette could now be trading at about $45 on an unaffected basis. This would mean that Weyerhaeuser's purported "premium", even after your paltry $2 increase, would be just 10%.

o Based on 2002 IBES estimates, your $50 per share offer values Willamette at a P/E ratio of 13.7x, a discount to the Industry Composite median (16.3x) and slightly above Weyerhaeuser's (13.4x). This suggests an unaffected Willamette trading price that might be higher than your revised offer, thereby implying that your amended offer represents a discount or "negative premium."

o The chart below confirms our view that historically you have only made offers for Willamette when stock prices are temporarily depressed.

     The chart will be available on Willamette's website at www.wii.com, or, for a fax copy, please call Jonas Leddington at Citigate Sard Verbinnen (212-687-8080).

_______________
(1) The "Industry Composite" is comprised of Boise Cascade Corporation, Georgia-Pacific Group, International Paper Company, Louisiana-Pacific Corporation, Smurfit-Stone Container Corporation, Temple-Inland, Inc., and Weyerhaeuser.

         The fact is your $50 proposal would be highly accretive to Weyerhaeuser. While your offer might be "compelling" for your shareholders, it denies our shareholders value that is rightfully theirs.

         Finally, in your letter, you reference what you believe to be "in the interests of all of Willamette's constituencies." It is difficult for us to imagine how you could have missed the very negative reaction our employees, communities and customers have expressed to Weyerhaeuser's actions. Indeed, significant customers have demanded contracts that could terminate in the event of a hostile takeover. By alienating all of these constituencies you have underscored just how difficult it would be to successfully integrate our businesses.

         Willamette is as committed as ever to opposing your proposed hostile takeover for as long as we determine that it is not in the best interests of our shareholders, even if that requires a multi-year fight.

         Our sole responsibility is to do what's right for Willamette's shareholders and other constituencies and we are determined to fulfill this mission.

         Sincerely,


         Winslow H. Buxton                           Stuart J. Shelk, Jr.

         Gerard K. Drummond                          Robert M. Smelick

         Kenneth W. Hergenhan                        William Swindells

         Duane McDougall                             Michael G. Thorne

         G. Joseph Prendergast                       Benjamin R. Whiteley



Willamette Industries is an integrated forest products company with 105 plants, located in the U.S., France, Ireland and Mexico. The company owns 1.7 million acres of forestland in the U.S. and manages it sustainably to produce building materials, composite wood panels, fine paper, office paper products, corrugated packaging and grocery bags.

                                      # # #

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward looking statement made by Willamette with respect to the Weyerhaeuser tender offer is not entitled to the benefit of the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions; the level of new housing starts and remodeling activity; the availability and terms of financing for construction; competitive factors, including pricing pressures; the cost and availability of wood fiber; the effect of natural disasters on the Company's timberlands; construction delays; risk of nonperformance by third parties; and the impact of environmental regulations and other costs associated with complying with such regulations. Please refer to Willamette Industries' Securities and Exchange Commission filings for further information.

                             Willamette Industries

                                 Investor Update


                                    May 2001

                            Our Successful Strategy

                            and Operating Philosophy

We believe we are the
Premier Forest Products Franchise

            History and Development                                       Financial Statistics
-----------------------------------------------                -------------------------------------------------
 .      Founded as Willamette Valley Lumber Co.                  Price as of 5/04/2001            $         48.65
       in 1906                                                  Market Cap                       $ 5,400 million
 .      Became Willamette Industries in 1967                     Enterprise Value                 $ 7,046 million
 .      105 manufacturing facilities in 24 states,
       France, Ireland and Mexico
 .      1,729,000 acres of timberland                            2000 Sales                       $ 4,652 million
 .      Highly self-sufficient in fiber (69%) and energy         2000 EBITDA                      $   968 million
       (61%)                                                    2000 Net Income                  $   344 million

                               Business Summary
                               ----------------

   Paper Grades                N.A. Ranking                    Building Materials                    N.A. Ranking
   ----------------------------------------                    --------------------------------------------------
   Uncoated freesheet              4                           Industrial/Composite Panels                  2
   Linerboard                      7                           Plywood                                      4(a)
   Corrugated Containers           7                           OSB                                          7
                                                               Lumber                                      10

(a) Approximately tied with Weyerhaeuser.

We believe we are the
Premier Forest Products Franchise

 .     For the Past Ten Years, Willamette Has Consistently Delivered Shareholder
      Value

       - Only Company in the forest products industry to earn its cost of capital

       - Asset returns have far exceeded the Industry Composite (defined herein) every year, and the performance gap continues to widen

 .     Strong, Entrepreneurial, Results-Oriented Culture

       - Decentralized organization structure based on empowerment of local management

 .     Vertically-Integrated, Low-Cost Producer

       - We are 69% self-sufficient in fiber supply and our converting operations are net buyers of both white and brown paper

       - Our average capacity per white paper machine implies more efficient operations

       -  Continuous focus on cost reduction and efficiency improvement

 .     Market-Driven Production Strategy

       - We develop a market for our products before adding capacity: once critical mass is achieved, we displace external purchases with lower-cost internal production

 .     We Believe We Are Well-Positioned to Continue to Generate EPS Growth in
      Excess of the Industry Composite Over the Cycle

Our Successful Strategy ...

         Top-Line Growth                         Margin Expansion
----------------------------------       --------------------------------------
 .     Strategic Acquisitions             .     Low-Cost Production

 .     Selective Capital Expansion        .     Continuous Improvement Operating
                                               Philosophy

 .     Balanced Business Mix Dampens      .     Operational Efficiency
      the Impact of Price Volatility


                         Superior Operating Performance
                          and Powerful Earnings Growth

 ...and Selective Expansion...

           ---------------------------------------------------------------------------------------------------------------------
                                                     Added Facilities Per Year
           ---------------------------------------------------------------------------------------------------------------------

                   1990     1991     1992     1993     1994     1995     1996     1997     1998     1999     2000     2001
                   ----     ----     -----    -----    ----     ----     ----     ----     ----     ----     ----     ----
# of Facilities     5        10       11       1        2        5        6        3        6        2        6        2

           ------------------------------------------------           ---------------------------------------------------------
             Number of Facilities Constructed 1990 - 2001                   Number of Facilities Acquired 1990 - 2001
           ------------------------------------------------           ---------------------------------------------------------
           White Paper  Building Materials      Brown Paper           White Paper  Building Materials  Brown Paper  Timberlands
           -----------  ------------------      -----------           -----------  ------------------  -----------  -----------
                6               11                   8                     4               12               17           1

                                Total: 25                                                   Total: 34

 ... Have Made Us a Low-Cost Producer ...


                                    EBITDA Margins (%)
                                    -------------------

                           Industry Composite       Willamette
                           ------------------       ----------

                   1990            16.4                18.2
                   1991            12.7                14.7
                   1992            13.6                15.7
                   1993            13.7                17.2
                   1994            15.4                19.4
                   1995(a)         19.3                29.5
                   1996              13                20.4
                   1997(b)          9.9                16.1
                   1998            12.2                17.1
                   1999            15.1                  20
                   2000            14.7                20.8

Industry composite is comprised of Boise Cascade, Georgia-Pacific, International Paper, Louisiana-Pacific, Smurfit-Stone, Temple-Inland, and Weyerhaeuser.

Source: Company reports and Factset.

(a) Bill Swindells retires as CEO in September 1995 and is replaced by Steve Rogel in October 1995.

(b)  Steve Rogel quits Willamette in November 1997.

 ... and Generated Superior Returns

                                 Return on Average Assets (%)
                                 ----------------------------

                             Willamette       Industry Composite
                             ----------       ------------------

                 1990            7.2%              3.0%
                 1991            2.2%              0.4%
                 1992            3.4%              1.1%
                 1993            4.2%              1.2%
                 1994            6.1%              3.4%
                 1995(a)        16.0%              5.6%
                 1996            4.7%              0.6%
                 1997(b)         1.5%              0.4%
                 1998            1.9%              0.3%
                 1999            5.5%              3.4%
                 2000            7.0%              1.9%
                1Q 01(c)         5.2%             -1.7%

Return on Average Assets = Net Income/Average Assets.

Industry composite is comprised of Boise Cascade, Georgia-Pacific, International Paper, Louisiana-Pacific, Smurfit-Stone, Temple-Inland and Weyerhaeuser.

Source:   Company reports and Factset.

(a) Bill Swindells retires as CEO in September 1995 and is replaced by Steve Rogel in October 1995.

(b)  Steve Rogel quits Willamette in November 1997.

(c) Annualized ROA based on reported Q1 net income available in company earnings releases and Total Assets as of 12/31/00.

Our Balanced Portfolio ...

     ---------------------------------   ---------------------------------
                 2000 Sales                   2000 Operating Earnings
     ---------------------------------   ---------------------------------

       White     Building      Brown       White     Building      Brown
       Paper     Materials     Paper       Paper     Materials     Paper
       -----     ---------     -----       -----     ---------     -----
        31%         31%         38%         30%         19%         51%

                  $4,652mm                           $700mm (a)


Source: Company reports.

(a) Excludes corporate and non-recurring items.

 ... Leads to More Stable Earnings ...
----------------------------------------------------------------------------------------------------------------------------------

                                                                                  EPS($)

                                               WLL        BCC        GP       IP         LPX        SSCC       TIN         WY
                                               ----       ----     -----      ----      -----       ----       ----       ----
IBES 2001 EPS estimates as of 11/10/2000       3.8        2.78      4.5       3.5        0.6         2.08       5.1        4.83
Current IBES 2001 EPS                          2.51       0.75     (0.35)     0.48      (1.43)       0.35       1.46       2.33
Current IBES 2002 EPS                          3.65       2.34       2        2.26       0.24        1.7        3.1        4.25

2001 EPS % Change:                            (34%)       (73%)    (108%)     (86%)     (338%)      (83%)      (71%)      (52%)
11/10/00 to Current

2002 EPS % Change:                             46%         212%      NM        375%       NM         386%       113%       83%
2001E to 2002E

Source:  Factset, IBES.

Current median estimates are as of May 4, 2001.

 ... And Superior Stock Price Performance
--------------------------------------------------------------------------------
                                          Average Return (%)
                                    -----------------------------
                                    1991-2000           1999-2000
                                    ---------           ---------
Willamette                            17.5%                  9%
Industry Composite                     4.4%               (5.1%)
Large Cap Composite                   11.4%                6.6%
                                 ---------------     ---------------
                                  S&P 500: 18.9%      S&P 500: 8.0%
                                 ---------------     ---------------


Industry Composite is comprised of Boise Cascade, Georgia-Pacific, International Paper, Louisiana-Pacific, Smurfit-Stone, Temple-Inland and Weyerhaeuser.

Note: Reflects the average total return, including reinvested dividends, for the annual periods indicated through November 10, 2000.

Large Cap Composite is comprised of International Paper, Georgia-Pacific and Weyerhaeuser.

We Continue to Outperform in Key Financial
Metrics, Even When Times Are Tough

EPS Analysis                   Q1 2001            Sequential (a)     Year-over-Year (a)
                         -------------------    -----------------   -------------------
                         Reported   Adjusted    Q4 2000        %    Q1 2000          %
-------------------------------------------------------------------------------------------
Willamette                $ 0.61    $   0.62    $  0.80     (23%)    $ 0.76       (18%)

Boise Cascade             ($0.68)   $   0.07    $  0.29     (76%)    $ 0.60       (88%)
Georgia-Pacific            (0.61)      (0.37)      0.10    (470%)      1.11      (133%)
International Paper        (0.09)       0.05       0.30     (83%)      0.60       (92%)
Louisiana-Pacific          (0.86)      (0.78)     (0.27)       NM      0.54      (244%)
Smurfit-Stone               0.05        0.06       0.28     (78%)      0.20       (69%)
Temple Inland               0.20        0.24       0.72     (67%)      1.04       (77%)
Weyerhaeuser                0.49        0.61       0.92     (34%)      1.04       (41%)

   Average                                                 (135%)                (106%)
   Median                                                   (77%)                 (88%)
-------------------------------------------------------------------------------------------

Source: Company reports and press releases. EPS results adjusted to exclude non-recurring items.

(a) 2000 EPS are adjusted and comparisons are based on Adjusted Q1 2001 results.

                             How did we get here?

Our Thoughts on Weyerhaeuser's Hostile Offer

 .    We have met with Weyerhaeuser four times to discuss their prior proposals
     (6/98, 9/98, 8/00, 8/00)

 .    Our Board has considered and rejected each proposal as not in the best interests of Willamette shareholders and other constituencies

 .    Our Board has determined that their offer dramatically undervalues
     Willamette

 .    None of Weyerhaeuser's nominees has any public company director experience and each of them has been paid $25,000 just to stand for election

 .    They have previously detailed much higher synergy estimates than they are indicating now

 .    Weyerhaeuser says their offer is compelling. We agree that it is compelling: for their shareholders, at the expense of ours

 .    We are not for sale, and "negotiating" in this context does not make sense

Our Thoughts on Weyerhaeuser's Rhetoric



               Weyerhaeuser Comment                                               Our Perspective
------------------------------------------------------      ------------------------------------------------------------------------
"Despite Weyerhaeuser's numerous attempts to                .    We have sat down with them - many times before
     negotiate..., the Willamette board of directors        .    We are not for sale -- It is illogical to negotiate in this context
     continues to refuse to sit down with us."              .    Our Board has determined that our shareholders and other
                                                                 constituencies would be best served by the Company continuing as an independent entity
------------------------------------------------------------------------------------------------------------------------------------
"...our premium is considerably higher than an              .    This "premium" is a meaningful discount to comparable transactions
     average of prior transactions in the forest                                                --------
     products industry."                                    .    They have carefully chosen when to make their approaches and their selection of time periods
                                                            .    The market is not static -- the premium implied today is much lower
------------------------------------------------------------------------------------------------------------------------------------
"This combination is too compelling to ignore"              .    We agree it's compelling. For them, at the expense of our
                                                                 shareholders
                                                            .    This transaction is highly accretive, giving value from our shareholders to theirs
------------------------------------------------------------------------------------------------------------------------------------
" ... if Willamette can demonstrate more value,             .    Steve Rogel worked here for 25 years
     Weyerhaeuser stands ready to negotiate."               .    Why is it our job to demonstrate anything? We are not for sale
------------------------------------------------------------------------------------------------------------------------------------
"We believe our offer provides greater value                .    Current market valuations imply we
     than Willamette can generate as a stand - alone             would likely have appreciated significantly
     company."                                                   since they went public with their proposal
                                                            .    We have traded above $52 in the past
                                                            .    Our Board believes that the benefits expected to result from our value-enhancing initiatives have not yet been reflected in our share price (nor in WY's offer) and should result in higher long-
                                                                 term market value

Selected Events

   Date                                 Event
----------  --------------------------------------------------------------------
 9/30/1995 Swindells retires as CEO and Rogel elected CEO effective 10/1/95 11/17/1997 Rogel quits Willamette after 25 years; joins WY as CEO
    6/1998  At the request of WY, Swindells meets with Rogel
 8/20/1998  WLL Board considers and rejects WY's all-stock proposal
 9/15/1998  At the request of WY, Swindells and McDougall meet with Rogel and
            Roseen
  8/2/2000  At the request of WY, Swindells meets with Rogel
 8/29/2000  At the request of WY, Swindells and McDougall meet with Rogel and
            Stivers
  9/6/2000  WLL Board considers and rejects WY's cash-stock proposal
 11/6/2000  WY makes $48 all cash proposal
11/13/2000  WY publicly announces hostile takeover attempt prior to WLL Board meeting to formally review proposal
11/15/2000 WLL Board considers and rejects WY's $48 all-cash proposal 11/29/2000 WY commences tender offer for WLL
12/11/2000  WLL Board formally rejects offer
12/21/2000  WY announces intention to nominate slate of Directors to WLL Board
  5/7/2001  WY announces amended offer of $50 per share in cash
  5/8/2001  WLL Board formally rejects amended offer

                                  Our Board Has
                              Determined That Their
                               Offer Dramatically
                             Undervalues Willamette

Their Offers Come At Opportune Times
--------------------------------------------------------------------------------
--------------------------------
In the year before this started,
we traded as high as $48.69;
our all-time high is $52.13
--------------------------------


[Chart illustrating closing prices of Willamette common stock from 11/10/1990 to 11/10/2000]

Their Offer Pales When Compared to Other
Comparable Transactions

                                                       Weyerhaeuser               Stora-Enso/            Selected Transaction
Benchmark (a)                                              Offer             Consolidated Papers              Average (b)
------------------------------------------------------------------------------------------------------------------------------
Premium (Discount) (as of November 10, 2000)

   Market                                                    44%                      69%                          53%

   52-Week High Closing Price                                 4                       34                           20

   All-Time High Closing Price                               (2)                      28                           17

Enterprise Value/EBITDA

   Latest Twelve Months                                     7.2x                    14.0x                         11.5x

   Peak                                                     6.1                     10.3                           7.1

   5-year Average                                           8.5                     12.4                          10.5
------------------------------------------------------------------------------------------------------------------------------

(a) Represents one of many approaches which can be used to assess value

(b) Average includes Stora-Enso/Consolidated Papers, International Paper/Champion, and International Paper/Union Camp transactions.

Recent Sector Price Appreciation
Reduces the Implied Premium

--------------------------------------------------------------------------------

[Chart ilustrating 33% increase in Weyerhaeuser common stock and 28% increase in
               Industry Composite from 11/10/2000 to 5/4/2001]

--------------------------------------------------------------------------------
                      WLL closed at $34.75 on 11/10/2000
                      ----------------------------------

If WLL's stock were to have similarly increased 28% - 33%, over the same period, the price today would be approximately $44 - $46, and, the implied premium in WY's offer would be just 8% - 12%.
--------------------------------------------------------------------------------

(a) Industry composite is comprised of Boise Cascade, Georgia-Pacific, International Paper, Louisiana-Pacific, Smurfit-Stone, Temple-Inland and Weyerhaeuser.

Source: Muller, Factset

We Believe We Would be Trading Near
Today's Price On Our Own
----------------------------------------------------------------------------------------------------------------------------------

     ---------------------------------------------------                -----------------------------------------------------
             LTM EBITDA Multiples as of May 4, 2001                               2002 P/E Multiples as of May 4, 2001
     ---------------------------------------------------                -----------------------------------------------------

            Enterprise Value/LTM EBITDA Multiple                                    Price/2002 Earnings Multiple


     WLL     TIN   IP   LPX     WY    SSCC   BCC     GP                  WLL    LPX    IP     TIN     GP    BCC    WY    SSCC
     ----    ---  ----  ----   ----   ----   ----   ----                -----  -----  -----  -----  -----  -----  -----  ----
     7.3x    9x   7.6x  7.5x   6.6x   6.2x   5.8x   5.3x                13.3x  54.9x  17.1x  16.6x  16.3x  15.1x  13.4x  8.4x

                           --------------                                                     ---------------
                            Median: 6.6x                                                       Median: 16.3x
                           --------------                                                     ---------------
                                                       -- Medians (ex-WLL)


                          Who Should Be on Our Board?

Our Highly-Qualified Director Nominees
--------------------------------------------------------------------------------

                                     WLL Board
                                       Member
   Name                                Since           Background
   --------------------------------------------------------------------------------------------------------------
   Duane C. McDougall                   2000           President and CEO since 1998
   CEO, Willamette Industries                          Worked with Willamette for 21 years
                                                       Oregon State University Foundation, Director
                                                       Nature Conservancy of Oregon, Director
                                                       Portland Art Museum, Director
                                                       American Forest & Paper Association, Director
                                                       Sustainable Forestry Board, Director

   Kenneth W. Hergenhan                 1997           Retired Partner in law firm of Miller Nash LLP
                                                       Chair of the Oregon State Bar Association's Business
                                                         Law and Securities Law Committees
                                                       Associated with Willamette since 1967

   Robert M. Smelick                    1990           Managing Principal of Sterling Payot Co., an investment
                                                         company, since 1989
                                                       Managing Director of First Boston's Investment Banking
                                                         Activities in the Western United States
                                                       Accrue Software, Director
                                                       San Francisco Ballet, Director
                                                       Associated with Willamette since 1983

Who are They Proposing for Our Board?
--------------------------------------------------------------------------------

                                    Former                Any Public
                                    WY Board              Company Board
   Name                             Member?               Experience?                  WY Relationship and Tenure
   --------------------------------------------------------------------------------------------------------------------------
   Robert C. Lane                     No                      No                       Retired VP and General Counsel
                                                                                       (1969-1997)

   Thomas M. Luthy                    No                      No                       Retired Senior VP - Wood Products
                                                                                       (1968-1999)

   Evelyn Cruz Sroufe                 No                      No                       Perkins Coie - WY outside Counsel
                                                                                       (1979-1998)

Source:   Bloomberg, proxy statements and annual reports.

The $25,000 Cash Payment to
Their Nominees is Highly Unusual
--------------------------------------------------------------------------------

       Hostile                         Acquiror          Out of pocket        Charitable          Cash
     Raider / Target                   Relationship         expenses           donation       compensation    Indemnification
     ---------------                   ------------      -------------        ----------      ------------    ---------------
     Weyerhaeuser /
     Willamette                             X                   X                               $ 25,000             X

     Allied Signal / AMP Inc.               X                   X                                                    X

     Bausch & Lomb /
     Wesley Jessen                                              X              $ 10,000                              X

     Chesapeake /
     Shorewood Packaging                                        X              $ 25,000                              X

     Hilton / ITT Corporation                                   X              $ 25,000                              X

     Philips Electronics /
     VLSI Technology                        X                   X                                                    X

     Pfizer / Warner-Lambert                                    X                                                    X

     VISX Inc / Carl Icahn,                 X                   X                                                    X
     Barberry and High River

     Western Resources /                    X                   X                                                    X
     ADT Limited

Represents certain domestic hostile transactions over $500mm during the past five years where the acquiror proposed a slate of directors.

                             Why We Are Asking For
                                 Your Support

Positive Long-Term Fundamentals
--------------------------------------------------------------------------------

Industry analysts are bullish on the long-term fundamentals of the sector

--------------------------------------------------------           ----------------------------------------------------------------
"Longer-term, on the supply side, the capacity outlook             "We still have a positive view on the group over the next
remains the best in a generation. New capacity                     12 months with an expected rebound from the Fed's actions,
expansions worldwide began to slow in 1998-1999                    a weaker dollar, etc." - R. Schneider, UBS Warburg, Mar 2001 and we expect them to drop even further in 2000. New
supply growth is likely to be well below historical
average levels for the coming 24 months." - M. Berler,
MSDW, Apr 2001
--------------------------------------------------------           ----------------------------------------------------------------

An independent industry forecasting service has the following positive comments regarding our segments

----------------------------------          ------------------------------------        ------------------------------------------
   Uncoated Freesheet                              Containerboard                                 Wood Products
   ------------------                              --------------                                 -------------
"We expect uncoated freesheet               "Inventories should remain                  "The beginnings of a cyclical reversal in
prices to rise about 8% in 2002.            positive in 2002, and combine               the drop in demand, together  with a
This will be the third consecutive          with modest gains in the industrial         seasonal boost for consumption, are
year of healthy price increases,            segments to push box shipments              expected to boost prices for lumber
and we expect some moderation               up about 2%, with shipments                 and structural panels in the third
in the rate of escalation during            accelerating to a 3% growth rate            quarter and  reduce the number of
2003 to 2005." - RISI, Jan 2001             in 2003." - RISI, Mar 2001                  production curtailments." - RISI, Mar 2001
----------------------------------          ------------------------------------        ------------------------------------------

*Permission was neither obtained nor sought for the use of these quotations.

As Capacity Increases Moderate ...
----------------------------------------------------------------------------------------------------------------------------------

                                                     -------------------------
                                                      Domestic Containerboard
                                                     -------------------------

                                              % Change in Containerboard Capacity (a)

     1990    1991     1992     1993     1994     1995     1996     1997     1998     1999      2000     2001E    2002E     2003E
     ----    ----     ----     ----     ----     ----     ----     ----     ----     ----      ----     -----    -----     -----
     3.2%     2%      3.8%     2.3%     3.8%      5%      5.8%     4.4%     1.8%     -3.3%     2.1%     -0.7%    0.5%      0.3%


                                                   -----------------------------
                                                    Domestic Uncoated Freesheet
                                                   -----------------------------

                                                   % Change in UCFS Capacity (a)

     1990    1991     1992     1993     1994     1995     1996     1997     1998     1999      2000     2001E    2002E     2003E
     ----    ----     ----     ----     ----     ----     ----     ----     ----     ----      ----     -----    -----     -----
     1.8%    4.8%     3.1%     0.1%     2.4%     3.1%     0.7%     1.5%     1.7%     1.8%      0.4%     -6.5%    -0.1%       1%



                                          ... Supply and Demand Come Into Better Balance

                                                     -------------------------
                                                      Domestic Containerboard
                                                     -------------------------

                                              % Containerboard Operating Rate (a)(b)

     1990    1991     1992     1993     1994     1995     1996     1997     1998     1999      2000     2001E    2002E     2003E
     ----    ----     ----     ----     ----     ----     ----     ----     ----     ----      ----     -----    -----     -----
     95%     95%      96%      95%      97%      94%      93%      94%      90%      96%       90%      92%      97%       99%



                                                   -----------------------------
                                                    Domestic Uncoated Freesheet
                                                   -----------------------------

                                                   % UCFS Operating Rate (a)(b)

     1990    1991     1992     1993     1994     1995     1996     1997     1998     1999      2000     2001E    2002E     2003E
     ----    ----     ----     ----     ----     ----     ----     ----     ----     ----      ----     -----    -----     -----
     93%     89%      91%      92%      96%      90%      91%      93%      91%      92%       89%      96%      99%       99%


Source:  RISI and AF&PA

(a) 2001-2003 Capacity data is from AF&PA as adjusted for announced closures.

(b)      Operating Rate is defined as Production or Shipments/Capacity.

Significant Benefits to be Realized
--------------------------------------------------------------------------------

-----------------------------------------------------------     ------------------------------------------------------------------
         Value Enhancing Project/Initiative                                           Increase in Annual EBITDA
-----------------------------------------------------------     ------------------------------------------------------------------
 .  Mexican Corrugated Acquisition (6/00)                                                Incremental EBITDA ($MM)
 .  French Particleboard Expansion (12/00)
 .  Particleboard Start-ups (8/01, 9/02)                                                       2001E     2002E     2003E     2004E
 .  Kingsport Modernization (10/02; 1/04)                                                     -------   -------   -------   -------
 .  Port Wentworth Pulp Mill Start-up (9/00)                     Today's Pricing (Constant)   $    50   $   125   $   185   $   300
 .  Corrugated Start-ups (1 in 2000; 3 in 2001)                  RISI Pricing                      50       160       290       400
 .  Cogeneration Facility Installations
   (Albany-- 2000; Kentucky-- 2001)
 .  Integration of Cavenham Timberlands
 .  Clonmel, Ireland MDF Modernization (2002)
----------------------------------------------------------------------------------------------------------------------------------
  .  These projects continue our strategy of increasing volume profitably by reducing our cost position
  .  By 2004, we believe our value enhancing initiatives should increase EBITDA by 30 - 40%
  .  We have already spent over 40% of our long-term capital investment program of $1.1 billion (a)
----------------------------------------------------------------------------------------------------------------------------------

(a) Excluding Cavenham.

Why We Are Asking For Your Support

                                                                                We Have Met With Them -
               Our Future Is Bright                                         They Just Don't Like the Answer
               --------------------                                         -------------------------------
 .   Optimistic regarding industry fundamentals                      .   We have met with Weyerhaeuser four times

 .   We believe we are well-positioned to continue                   .   Our Board has carefully considered and rejected
     outperforming the industry over the long-term                       each proposal

 .   Confident in our ability to deliver future value to             .   We have always stated we are open to considering
     shareholders                                                        any serious offer

       We Believe Their Offer Is Inadequate and                             We Believe Our Directors Are More Capable of
          Undervalues the Premier Franchise                                      Serving Our Shareholders' Interests
       ----------------------------------------                             --------------------------------------------
 .   Discount to premiums and multiples paid in comparable           .   Our Directors have board-level experience
     merger transactions

 .   Their offer does not take into account significant              .   Our nominees know Willamette and understand its
     benefits from our capital investments                               value

 .   A transaction at this price would be highly accretive to        .   Their nominees have strong ties to Weyerhaeuser
     Weyerhaeuser at the expense of our shareholders                     and have been paid to stand for election

Forward-looking statements in this presentation are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward looking statement made by Willamette with respect to the Weyerhaeuser tender offer is not entitled to the benefit of the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions; the level of new housing starts and remodeling activity; the availability and terms of financing for construction; competitive factors, including pricing pressures; the cost and availability of wood fiber; the effect of natural disasters on the Company's timberlands; construction delays; risk of nonperformance by third parties; and the impact of environmental regulations and other costs associated with complying with such regulation. Please refer to Willamette Industries' Securities and Exchange Commission filings for further information.